Exhibit 10.1

[BIOMET INC. LOGO]
May 10, 2007

Mr. Daniel P. Florin
41 Keyes House
Shrewsbury, MA 01545

Dear Dan:

The following offer of employment is presented for your formal acceptance:

1.                        Position of Senior Vice President and Chief Financial Officer of Biomet, Inc. You will report directly to Jeffrey R. Binder, President and CEO.

2.                        Annual salary of $350,000 per year. Bi-weekly salary at commencement of employment will be $13,461.53, to be reviewed in December 2007.

3.                        Inclusion in the Biomet, Inc. Management Merit Bonus program with a target bonus of 100% of base salary. The Biomet bonus program is based upon Biomet’s fiscal year that ends on May 31. You will not be eligible for a bonus for FY ‘07 (ending on May 31, 2007), but you will be eligible commencing in FY ‘08.

4.                        You will receive a one-time signing bonus of $125,000.00 (“Signing Bonus”), payable within 30 days of the first day of your employment with Biomet, subject to the following: in the event that you terminate your employment with Biomet or you are terminated for cause by Biomet within the first year of employment based upon the commencement date, you will repay the signing bonus to the company in its entirety. You will repay the Signing Bonus, if applicable, within 90 days of termination of employment.

5.                        A car allowance of $13,000.00 annually, which will be paid with bi-weekly payroll in the amount of $500.00 per pay period.

6.                        Two (2) weeks vacation in calendar year 2007.

7.                        Subject to compliance with applicable state and federal securities laws, and subject to closing of the Agreement and Plan of Merger among the Company, LVB Acquisition, LLC and LVB Acquisition Merger Sub, Inc., dated December 18, 2006 (the “Transaction Agreement”), you will be granted an equity interest in Biomet, Inc. or one of its affiliates pursuant to an equity incentive plan, the terms and conditions of which will be determined by the private equity firms that have agreed to acquire Biomet, Inc. Your equity interest in the new Biomet entity will be commensurate with your position with the Company.

8.                        If, and only if, the Transaction Agreement is terminated in accordance with its terms prior to the consummation of the transactions contemplated thereby (the “Transactions”), the Executive shall be entitled to the benefits described in this paragraph. During a period that is at least one (1) week and no more than four (4) weeks after the termination of the Transaction Agreement, and at the first meeting of the Board during each fiscal year commencing on or after October 31, 2007, if you are then employed by the Company on the applicable date of grant, the Company shall grant equity awards to you having a nominal value on the date of grant of no less than $1,000,000 (each an “Annual Equity Award”), which shall vest in five equal installments on each of the first five anniversaries of the effective date of the grants, if you are then employed by the Company. The Compensation and Stock Option Committee of the Board shall determine the form for the Annual Equity Award in its sole discretion, but it is expected that 50% of the value will be awarded in the form of options and 50% of the value will be awarded in the form of restricted stock or restricted stock units, and all Annual Equity Awards shall have post-termination exercise periods of no less than 90 days (unless you are terminated for Cause, in which case post-termination exercise periods shall be no less than 30 days). Up to four-sevenths (4/7) of each Annual Equity Award may be granted in the form of restricted stock or restricted stock units the vesting of which will be contingent on the achievement of performance goals mutually agreed upon in good faith by the Compensation Committee and you. For purposes of this paragraph, options or other similar awards shall be valued at the aggregate amount to be recognized by the Company as an expense under FAS 123R and restricted stock, restricted stock units or other similar awards shall have a value equal to the aggregate fair market value (as determined reasonably and in good faith by the Committee) on the date of grant of the shares of the Company’s common stock subject to the award.

9.                        Inclusion in the Executive Severance Plan and a Change in Control Agreement in accordance with their terms. The Change of Control Agreement will be at 2x salary and bonus, together with other benefits, but it will exclude the Transaction Agreement described above.

10.                  Group medical and life insurance coverage effective your actual date of hire, to also include long-term disability coverage. Biomet is currently paying the full premium for these plans.

11.                  Inclusion in the Biomet 401(k) Savings and Retirement Plan, in accordance with the plan’s provisions.

12.                  All other benefits and programs offered by Biomet, Inc. to comparable employees in accordance with the plan’s provisions.

13.                  Brad Tandy, Biomet’s General Counsel, is in the process of preparing a Confidentiality, Non-Disclosure and Non-Competition Agreement for your review and signature. You will agree to sign Biomet’s Confidentiality, Non-Disclosure and Non-Competition Agreement and abide by its terms.

14.                  Relocation package to include:

A.                   The Company will purchase your current residence in Shrewsbury, Massachusetts at its appraised value, as determined by the average of two independent appraisals, one of which to be selected by the Company and the other to be selected by you (the “Purchase Price”). In the event you recognize any income as the result of the subsequent sale of your residence by the Company at a price less than the Purchase Price (such amount “Imputed Income”), the Company shall make an additional payment to you in an amount such that after payment of all applicable taxes on such payment, you are left with an amount equal to the aggregate taxes imposed on the Imputed Income.

B.                     Reimbursement for your actual and reasonable relocation expenses for personal property from Shrewsbury, Massachusetts, by a household mover acceptable to both yourself and Biomet. We will require two (2) quotes and the coordination of movers will be done by Darlene Whaley in the Human Resources Department of Biomet.

C.                     The Company will reimburse reasonable costs for two (2) trips, of up to six (6) days house-hunting in Warsaw. This includes reimbursement for mileage, meals, lodging, and any other reasonable costs.

D.                    The Company will reimburse the real estate agent’s commission to a maximum of 5% of the sales price of your current home.

E.                      The Company will pay your temporary housing expenses for a period of thirty (30) days in connection with your relocation. Upon your request, this allowance can be applied to either your monthly rent or existing house payment, whichever is greater.

In the event that you terminate your employment with Biomet or you are terminated for cause by Biomet within the first three years of employment based upon your commencement date, you will repay your relocation expenses, if applicable, within 90 days of termination of employment as follows: (i) your first year of employment, you will reimburse 100% of your actual relocation expenses, (ii) your second year of employment, you will reimburse 66% of your actual relocation expenses and (iii) your third year of employment, you will reimburse 33% of your actual relocation expenses.

Your employment with Biomet will be on an “at will” basis, meaning that you or Biomet may terminate your employment for any or no reason. Your formal acceptance of this offer may be accomplished by signing where indicated below, and returning the original to my attention by Friday, May 17, 2007. If we do not receive your signed letter by this date, the offer is void. Your actual date of hire will be mutually agreed upon between you and Jeff Binder, although it is anticipated at the present time that you will begin on June 5, 2007.

All offers of employment are contingent upon the negative results of a drug and alcohol screen which must be completed before your actual date of hire. As we anticipate your prompt reply, please feel free to contact Brad Tandy or myself with any questions. Welcome to the Biomet Team!

Sincerely,

/s/ DARLENE WHALEY
Darlene Whaley
SR VP Human Resources,
Biomet, Inc.

ACKNOWLEDGED AND AGREED:
	/s/ Daniel P. Florin	May 11, 2007

	Daniel P. Florin	Date

cc:	Bradley J. Tandy
Senior Vice President, General Counsel and Secretary
Biomet, Inc.